Exhibit 99.1

Plastic2Oil (P20) Announces Master Agreement for the License of P2O Technology and the Sale of P2O Processors

NIAGARA FALLS, NY—(Marketwired – December 28, 2017) - Plastic2Oil Inc. (OTCQB: PTOI):

Plastic2Oil, Inc (P2O) today announced that on December 21, 2017 it signed a Master Agreement with Veridisyn Technologies, LLC (Veridisyn), a company engaged in development of alternative energy projects, under which Veridisyn has agreed to license P2O’s technology and purchase P2O processors. This new strategic partnership combines Veridisyn’s extensive experience in processing waste plastics with P2O’s proprietary technology for deriving ultra-clean, ultra-low sulphur fuel that requires no further refining, directly from unwashed, unsorted waste plastics.

As more particularly set forth in P2O’s Form 8-K filed with the SEC on December 22, 2017 , expected minimum gross proceeds to P2O will be $4 million from the initial sale of two P2O processors to Veridisyn. P2O believes the strategic partnership, if successful, could result in the sale and deployment of 30-40 processors at Veridisyn sites, for $90 million to $120 million in future revenues (based on a $3 million price per processor).

In addition, once the processors have been fully deployed, P2O will receive a royalty of 5% of gross fuel sales by Veridisyn, and no less than $0.50 per pound for use of its proprietary catalyst. P2O will also provide on-going monitoring and maintenance services at agreed upon costs and rates. The term of the agreement is twenty years.

According to P2O CEO, Rick Heddle, “By turning waste plastic into fuel without any hazardous waste, this joint industry solution will help accelerate plastic recycling in cities, towns and industrial plants, and be a major step forward in meeting a significant environmental challenge.”

“I am very excited about moving forward with Plastic2Oil in implementing its breakthrough technology to leverage the substantial global market opportunity for plastic to fuel solutions,” said Veridisyn Managing Director Robin Curtis.

US Plastic Waste Summary: 2016

See https://plastics.americanchemistry.com/2016-US-National-Postconsumer-Plastic-Bottle-Recycling-Report.pdf

●	2906 million pounds of plastic bottles collected for recycling: a collection rate of 29.7%

●	1112 million pounds of HDPE (high density polyethylene) bottles collected for recycling: a collection rate of 33.3%

●	36.6 million pounds of PP (polypropylene) bottles collected for recycling: a collection rate of 20.2%.

About the Company

Plastic2Oil, Inc. (“P2O”) is an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low sulphur fuel without the need for refinement. The Company’s patent-pending Plastic2Oil® (P2O®) is a proprietary, commercially viable, and scalable process designed to provide immediate economic benefit for industry, communities, and government organizations faced with waste plastic recycling challenges.

Exhibit 99.1

With its revolutionary P2O technology, P2O has pioneered a process that has the ability to change the way the world handles waste plastic and plastic recycling. P2O is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration.

The Company is also committed to the creation of green employment opportunities and a reduction in the cost of plastic recycling programs for municipalities and business.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes at http://www.otcmarkets.com/stock/PTOI/quote.

FORWARD-LOOKING STATEMENTS

The information presented in this Press Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of Plastic2Oil, Inc. (the “Company”) and its projects, sales, vendor and customer contracts, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition. The forward-looking statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The Company urges readers of this press release to consider carefully the disclosures in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, which was filed on April 7, 2017.

Contact Information

Plastic2Oil, Inc.

20 Iroquois Street

Niagara Falls, NY 14303

Direct 716-278-0015.